                                                                 EXHIBIT (h)(2)

                         SUB-ADMINISTRATION AGREEMENT

                              September __, 2007

State Street Bank and Trust Company

-----------------------------------

-----------------------------------

Ladies and Gentlemen:

   This will confirm the agreement between State Street Bank and Trust Company (the "Sub-Administrator") and Barclays Global Fund Advisors ("BGFA") with respect to Barclays Foundry Investment Trust (the "Trust"), on behalf of its Portfolios listed in the attached Appendix A, as such Appendix may be amended from time to time (the "Portfolios"). Each of BGFA and the Sub-Administrator are referred to herein individually as a "Party" and together as the "Parties."

   1. The Trust.

       (a) The Trust is a registered open-end, management investment company consisting of a number of operating investment portfolios in accordance with the Trust's Agreement and Declaration of Trust (the "Trust Declaration"). The Trust engages in the business of investing and reinvesting the assets of each Portfolio in the manner and in accordance with the applicable investment objective, policies and restrictions specified in the Trust's currently effective Registration Statement, as amended from time to time, filed under the Investment Company Act of 1940 (the "Act"). Copies of the Trust's agreements with all service providers, the Trust Declaration, the Trust's By-Laws, the most recent amendment to the Trust's registration statement on Form N-1A, including all current prospectuses and statements of additional information (the "Registration Statement") have been furnished to the Sub-Administrator.

       (b) Any amendments to the Trust's documents listed above shall be furnished to the Sub-Administrator promptly.

   2. BGFA. BGFA is engaging the Sub-Administrator to provide certain administrative services specified on Appendix B hereto, subject to the supervision of BGFA and the overall supervision of the Board of Trustees of the Trust. Pursuant to an investment management agreement between the Trust and BGFA on behalf of each Portfolio, BGFA has been engaged to manage the investing and reinvesting of the assets of the Portfolio and to provide advisory services as specified in such agreement. In addition, BGFA has agreed to be responsible for providing administrative services to the Trust and its Portfolios pursuant to such agreement.

   3. Services. The Sub-Administrator agrees to provide the administrative services, as described on Appendix B hereto, as such Appendix may be amended from time to time by the consent of the Parties, in connection with the operations of the Trust and the Portfolios and to take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to other service providers, as such may be required by BGFA from time to time.

   4. Fees.

       (a) For the services to be rendered and the facilities to be furnished by the Sub-Administrator to BGFA and/or the Trust pursuant to this Agreement, BGFA agrees to compensate the Sub-Administrator in accordance with the fee schedule as may from time to time be agreed in writing between the Parties (the "Fee Schedule"). BGFA also agrees to reimburse the Sub-Administrator for its out-of-pocket expenses incurred by the Sub-Administrator in performing its obligations under this Agreement as may from time to time be agreed in writing between the Parties.

       (b) The Sub-Administrator agrees that the Trust and its Portfolios shall have no obligation to compensate the Sub-Administrator for services provided or facilities furnished under, or expenses incurred in connection with, this Agreement.

       (c) The Sub-Administrator shall have no obligation to pay for any expenses incurred by the Trust or its Portfolios.

   5. Books and Records / Intellectual Property.

       (a) Books and Records. The Sub-Administrator shall create and maintain accurate, complete and up-to-date books and records relating to the services provided hereunder in accordance with this Agreement and in compliance with applicable laws and regulations (including without limitation the 1940 Act and the rules thereunder). BGFA shall retain ownership of all such books and records.

       (b) Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust and its duly authorized representatives and agents during regular business hours upon reasonable notice. The Sub-Administrator may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator in performance of its services or for its protection. At the end of the six-year retention period, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorizations.

       (c) Intellectual Property.

          (i) Use of BGFA or Trust trademarks or service marks (or marks of related companies) by the Sub-Administrator shall be prohibited, unless the Parties or the appropriate officers of the Trust otherwise agree in a duly authorized writing.

          (ii) The Sub-Administrator agrees that all books, records and other information of BGFA or the Trust ("Materials") and all proprietary inventions, copyrightable works, computer software, technical know-how, trademarks and other intellectual property (collectively, "Intellectual Property") owned by BGFA or the Trust that is received by the Sub-

Administrator from BGFA, the Trust or any service provider for use in the performance of the Sub-Administrator's duties set forth herein shall remain the property exclusively of BGFA or the Trust, as applicable, and, following termination of this Agreement, all Materials and Intellectual Property owned by BGFA or the Trust shall be returned to BGFA or the Trust, as applicable, and the Sub-Administrator shall retain no rights to hold or use any Materials or such Intellectual Property thereafter.

   6. Indemnification and Liability.

       (a) BGFA agrees to hold harmless and indemnify the Sub-Administrator, its directors, officers, employees and agents (the "Sub-Administrator Indemnitees") against and from any and all losses, expenses or liabilities incurred by or claims or actions asserted against any Sub-Administrator Indemnitee to the extent resulting from (i) a violation or alleged violation by BGFA of any law, rule or regulation, (ii) a material violation or alleged material violation by BGFA of any provision of this Agreement, (iii) any failure of BGFA to exercise reasonable care in rendering services hereunder, or
(iv) any erroneous or incomplete information provided by or through BGFA to the Sub-Administrator in connection with the Sub-Administrator's performance of its duties hereunder, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such claims or actions.

       (b) At any time, the Sub-Administrator may apply to BGFA for instructions and may consult counsel for BGFA, or its own counsel, and with auditors and other experts with respect to any matter arising in connection with its duties hereunder, and the Sub-Administrator shall not be liable or accountable for any action reasonably taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, auditors, or other experts. The Sub-Administrator shall not be liable for any action reasonably taken or omitted by it in good faith reliance upon any document, certificate or instrument that it reasonably believes to be genuine and to be signed or presented by the proper person(s). The Sub-Administrator shall not be held to have notice of any change of authority of any officers, employees or agents of the Trust or its Portfolios until the Sub-Administrator has received written notice thereof from BGFA.

       (c) The Sub-Administrator agrees to hold harmless and indemnify BGFA, the Trust and its Portfolios, including any principals, directors or trustees, officers, and employees (the "BGFA Indemnitees") against and from any and all losses, expenses or liabilities incurred by or claims or actions asserted against any BGFA Indemnitee to the extent resulting from: (i) a violation or alleged violation by the Sub-Administrator of any law, rule or regulation;
(ii) a material violation or alleged material violation by the Sub-Administrator of any provision of this Agreement; or (iii) any failure of the Sub-Administrator to exercise reasonable care in rendering services hereunder, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating of defending such claims or actions.

       (d) In the event that the Sub-Administrator is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control (each, a "Force Majeure Event"), the Sub-

Administrator shall not be liable to BGFA for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes, provided that the Sub-Administrator shall make all reasonable efforts, whenever necessary, to use suitable data processing back-up facilities.

       (e) In no event shall either Party be liable for special, incidental, or consequential damages, even if advised in advance of the possibility of such damages.

       (f) The Sub-Administrator and BGFA each agree to exercise reasonable care in performing its duties under this Agreement, and each Party agrees to be liable to the other Party for direct damages resulting from a failure to exercise reasonable care in performing such duties. In no event shall either Party be liable to the other party for actions taken or omitted or information provided that is based upon information originally provided by such other Party.

   7. Term. Subject to the termination rights set forth below, the initial term of this Agreement shall commence on the date first set forth above and end on November 1, 2009 (the "Initial Term"). Following the expiration of the Initial Term, this Agreement shall automatically renew and continue in force for subsequent one-year terms until terminated as provided herein (each, a "Renewal Term").

   8. Termination.

       (a) Termination. The Trust may terminate this Agreement in whole or in part (for example, as to any Portfolio) prior to the expiration of the Initial Term or any Renewal Term: (i) upon sixty (60) days' prior written notice specifying the date upon which termination is to occur ("Termination Notice") in the event that a conservator or receiver is appointed for the Sub-Administrator in accordance with 12 USC (S)1821(c) or similar and successor provisions; or (ii) without cause at any time by giving the Sub-Administrator at least 180 days' prior written notice of the designated termination date.

       (b) Further Termination. BGFA may terminate this Agreement in whole or in part (for example, as to any Portfolio) prior to the expiration of the Initial Term or any Renewal Term in the event:

          (i) that the Sub-Administrator fails to meet the criteria defined in each of six (6) separate Key Performance Indicators (as defined in Section 16) ("KPIs") each for four (4) consecutive months in any rolling twelve-month period. For the avoidance of doubt, this right shall only apply if the failure by the Sub-Administrator to meet the Service Level (as defined in Section 16) as defined in the relevant KPI is not (a) the result of a Force Majeure Event,
              (b) caused by BGFA or a direct result of a specific request by BGFA, (c) a direct result of a specific request by a duly authorized agent of BGFA, (d) caused by a third party other than an agent of the Sub-Administrator or (e) the result of agreement by the Parties;

         (ii) of a material breach of a material provision of this Agreement;

        (iii) the Board of the Trust votes to liquidate a Portfolio and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of a Portfolio or the Portfolio's investment adviser;

         (iv) Barclays Global Investors, N.A. terminates its Custodial, Fund Accounting and Services Agreement (as amended) with the Bank pursuant to the fiduciary capacity provision in
              Section 13.1(b)(ii) of such agreement; or

          (v) BGFA may terminate this Agreement if the Investment Management Agreement between BGFA and the Trust is terminated and no successor agreement between BGFA and the Trust for the provision of administrative services is subsequently executed within 90 days after the termination of such Investment Management Agreement between BGFA and the Trust;

              provided that BGFA shall not exercise its rights under subsections (b)(i) or (ii) above unless BGFA has first provided written notice to the Sub-Administrator of its intent to terminate under such subsection, and the Sub-Administrator:
              (1) does not present a plan to remedy or cure the KPI or breach(es) that is reasonably acceptable to BGFA, which plan will be provided as soon as practicable, and in any event not later than ten (10) days after such notice, and (2) has not made substantial progress toward curing or remedying that KPI or breach(es) in material respects to the reasonable satisfaction of BGFA, within thirty (30) days of presenting such plan to BGFA.

       (c) Notice of Basis for Termination. BGFA shall advise the Sub-Administrator of any service level, practice, policy, circumstance or any breach by the Sub-Administrator of which it becomes aware from time to time that, if unaddressed, would permit the termination of this Agreement under any of the basis set forth in Section 8(b).

   9. Transition Assistance.

       (a) In the event BGFA terminates this Agreement with respect to the Trust or any Portfolio in accordance with Section 8, or upon the expiration of the Initial Term or any Renewal Term and non-renewal of this Agreement:

          (i) the Sub-Administrator will immediately upon receipt of notice of termination or non-renewal, commence and prosecute diligently to completion the transfer of all property and the delivery of all assets of BGFA and the Portfolios as to which this Agreement is terminated, duly endorsed, and all records maintained under the terms hereof and of the Service Level Agreement(s), directly to the successor administrator selected by BGFA or the Trust, as applicable ("Transfer");

          (ii) the Sub-Administrator will provide such reasonably necessary transition assistance, as described below in this Section 9 (the "Transition Assistance"). The

Sub-Administrator will fully cooperate with BGFA and will provide such reasonable assistance as directed by BGFA to effectively transition the services provided by the Sub-Administrator to BGFA under this Agreement to a successor entity (or entities) as designated by BGFA in its sole discretion, including but not limited to using its commercially reasonable efforts to provide for an orderly transition of funds from the Sub-Administrator's custody to the successor's custody. During such transition period, BGFA will continue to pay the Sub-Administrator the fees applicable to such services set forth in the then-current Fee Schedule, plus an amount calculated based on additional time and materials outside the usual services provided under this Agreement and required to effect the conversion of the services to a successor service provider. The Sub-Administrator shall provide Transition Assistance for a period of up to twenty-four (24) months as requested by BGFA;

          (iii) the Sub-Administrator and BGFA shall negotiate in good faith to agree on a plan for the orderly transition of BGFA and the Trust to a successor service provider by no later than sixty (60) days after the date of termination or non-renewal;

          (iv) BGFA shall, in the event Transition Assistance is required for more than twenty-four (24) months from the date of termination, pay the Sub-Administrator an annual bonus on a monthly basis in an amount equal to 5% of the aggregate fees being charged as of the date of termination; and

          (v) BGFA and the Sub-Administrator will take all reasonably necessary steps as mutually agreed by the Parties, to assure the retention of key employees of the Sub-Administrator involved in the provision of Transition Assistance.

       (b) Release. Upon Transfer of a Portfolio or completion of the Transition Assistance, as the case may be, the Sub-Administrator shall be released from any and all further obligations under this Agreement with respect to the Portfolio as to which this Agreement is terminated; provided that the Sub-Administrator shall continue to be responsible for services normally provided by administrators post-conversion in the normal course of business at the Sub-Administrator's then current rates.

   10. Survival. Notwithstanding anything to the contrary in this Agreement, each Party's obligations under Section 5 (Books and Records / Intellectual Property), Section 6 (Indemnification and Liability), Section 9 (Transition Assistance), Section 11 (Confidentiality), Section 14 (Governing Law / Proceedings), Section 16 (Service Levels) and Section 18 (Dispute Resolution) hereof shall continue and remain in full force and effect after the termination of this Agreement.

   11. Confidentiality. Both Parties agree that any non-public information obtained hereunder concerning the other Party or the Trust is confidential and may not be disclosed to any other person without the consent of the other Party (or BGFA with respect to non-public information concerning the Trust), except as may be required by applicable laws or regulations or at the request of a governmental agency. The Parties further agree that a breach of this provision would irreparably damage the other Party or the Trust, as applicable, and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity and without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

   12. Notice. Any notice or other instrument in writing authorized or required by this Agreement to be given to either Party will be sufficiently given if addressed to such Party and delivered, via registered U.S. Mail or facsimile with written confirmation via registered U.S. Mail, to it at its office at the address set forth below; namely:

  (a) In the case of notices sent to BGFA to:

         Barclays Global Fund Advisors
         45 Fremont Street
         San Francisco, CA 94105
         Attention: Legal Department

  (b) In the case of notices sent to the
      Sub-Administrator to:

      State Street Bank and Trust Company

      ------------------------------------

      ------------------------------------

      Attention: ------------------------

   13. Assignment. This Agreement shall extend to and shall be binding upon the Parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other Party.

   14. Governing Law / Proceedings.

       (a) Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

       (b) Proceedings. The Sub-Administrator shall advise BGFA of all legal proceedings that would have a material adverse impact on the Sub-Administrator's ability to provide the services contemplated by this Agreement.

   15. Miscellaneous.

       (a) Neither the Sub-Administrator nor any Sub-Administrator Personnel are authorized to make any representation concerning the shares of the Trust, or its Portfolios without prior written consent, except those contained in the then current Registration Statement, copies of which will be supplied to the Sub-Administrator as described above; and the Sub-Administrator shall have no authority under this Agreement to act as agent for the Trust, or its Portfolios or for BGFA, except where necessary to perform specific services under this Agreement.

       (b) Additional Portfolios. In the event the Trust establishes one or more series or classes of shares in addition to the Portfolios listed on Appendix A hereto with respect to which BGFA desires to have the Sub-Administrator render services pursuant to this Agreement, BGFA shall notify the Sub-Administrator in writing, and, unless the Sub-Administrator declines in writing to provide such services within three (3) days after receipt of such notification, Appendix A shall be amended to include the new series or class of shares.

       (c) This Agreement may be amended or modified only by a written instrument executed by both Parties, except as provided in Section 15(b) above.

       (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

       (e) The Sub-Administrator and BGFA may from time to time be parties to agreements in addition to this Agreement. The terms of this Agreement shall not be applicable to, or otherwise affect, the relationship of the Sub-Administrator and BGFA under such other agreements unless specifically agreed to therein by the Sub-Administrator and BGFA. Further, nothing in this Agreement shall limit the obligations of the Sub-Administrator or the liabilities of the Sub-Administrator for any act or omission of the Sub-Administrator either herein or under any other agreement pursuant to which the Sub-Administrator provides, in any capacity, services to or on behalf of, the Trust or any Portfolio.

   16. Service Levels. "Key Performance Indicators" or "KPIs" mean the targets for specific key Service Levels specified in Appendix C hereto; and "Service Levels" means the service levels set out in the Service Level Agreement(s) to which the Sub-Administrator, BGFA, Barclays Global Investors, N.A. and/or the Trust are parties.

       (a) Service Credits. Only during the period in which the Sub-Administrator is providing Transition Assistance:

          (i) In the event the Sub-Administrator fails to meet the criteria defined in the relevant Key Performance Indicator for two consecutive months, BGFA shall receive a "Service Credit". "Service Credit" shall mean: a five percent (5%) reduction of fees, only for the service to which the uncured KPI relates, for the month in which the uncured KPI failures occurred, and only for the Portfolio affected by the uncured KPI failures. For avoidance of doubt, this right shall only apply if the failure by the Sub-Administrator to meet the Service Level as defined in the relevant KPI is not (A) the result of a Force Majeure Event, (B) caused by BGFA or a direct result of a specific request by BGFA, (C) a direct result of a specific request by an agent of BGFA, (D) caused by a third party other than an agent of the Sub-Administrator or (e) the result of agreement by the Parties.

          (ii) Service Credits shall be calculated on a monthly basis, and the Service Credits shall be payable as an offset against current or future fees owed by BGFA, and upon termination, expiration or non-renewal of this Agreement, all unused Service Credits shall be paid in cash to BGFA.

          (iii) The Sub-Administrator shall not be deemed to have failed to meet a monthly KPI where such failure arises from a single underlying cause that is promptly remedied by the Sub-Administrator, without the occurrence of which, the Sub-Administrator would not have failed to meet that KPI in that month.

          (iv) Time periods referenced in this Section 16 shall begin to run as of the date the Sub-Administrator knows, reasonably should have known, or is notified of the relevant failure.

          (v) The Sub-Administrator shall earn back 100% of any Service Credit, provided that the Sub-Administrator achieves the applicable KPI requirement the failure of which led to the Service Credit for two consecutive months beginning in the month following the month in which the Service Credit is earned. For example, if the Sub-Administrator fails to meet a particular KPI for January and February of a year, the Sub-Administrator shall earn back 100% of the associated Service Credit if the Sub-Administrator meets that KPI in the months of March and April.

          (vi) The Sub-Administrator acknowledges that its failure to meet the minimum levels set forth in the Key Performance Indicators would have a material adverse effect on BGFA's business. The Sub-Administrator further acknowledges that the Service Credits represent a reduction in the fees payable by BGFA hereunder which, in turn, reflects the Sub-Administrator's provision of a lower level of services than that required by BGFA. The Sub-Administrator further acknowledges that the Service Credits are reasonably proportionate to the loss likely to be suffered by BGFA as a result of the failure by the Sub-Administrator to meet the applicable KPIs.

          (vii) The level of Service Credits payable in any calendar year will not exceed in aggregate 5% of the aggregate fees payable under this Agreement for that year.

          (viii) BGFA shall not be entitled to recover as part of any damages claim any sums credited or paid as Service Credits if the damages claim arose from a KPI failure, provided the damages to which BGFA is otherwise entitled arose from the same services to which the KPI failure relates, for the same Portfolio, and for the same underlying event.

       (b) Customized Technology Deliverables. The Sub-Administrator will deliver into escrow for the benefit of BGFA copies of all final requirements documentation related to any builds, features or functionality customized for BGFA, that are incorporated into or used in connection with the provision of services under this Agreement (the "Requirements Documentation"), within thirty
(30) days after such builds, features or functionality have been incorporated into or used in connection with the provision of services. Such Requirements Documentation shall be in the form customarily produced by the Sub-Administrator in connection with such projects generally. BGFA shall have access to such Requirements Documentation only in the event of the termination of this Agreement other than by reason of breach by BGFA. The Sub-Administrator hereby grants to BGFA a worldwide, irrevocable, royalty-free, fully paid-up, non-transferable and non-exclusive license, solely for the purpose of BGFA's or BGFA's third party supplier assuming performance obligations for the services previously performed by the Sub-Administrator hereunder.

   17. Service Enhancements. The Sub-Administrator hereby commits that it will use commercially reasonable efforts to continue to develop and provide to BGFA service enhancements that will enable BGFA to maintain BGFA's market leader position in product innovation, information technology, service delivery and securities lending (collectively, "Market Efforts"). The Sub-Administrator agrees that its Market Efforts will be and will continue to be during the Initial Term and any Renewal Term no less favorable than those being offered at that time by the Sub-Administrator to any other customer purchasing services of a type substantially similar to the services provided hereunder relating to BGFA in aggregate substantially similar in scope (even if smaller in asset size) to the Portfolios serviced under this Agreement. The Sub-Administrator shall, upon written request, review and have an officer of its company certify its compliance with this section to BGFA. If the Sub-Administrator at any time offers other customers or brokers processes, discounts and/or other cost reduction methods or improved services more favorable than those provided to the Sub-Administrator pursuant to this Agreement such that the foregoing terms of this subsection become untrue, the Sub-Administrator shall promptly offer these to BGFA prospectively from the date such more favorable terms were offered to other customers or brokers, unless the Sub-Administrator is prevented from doing so in a reasonable manner due to third party patent related restrictions. The Sub-Administrator acknowledges that the requirements of this Section 17 are a material provision of this Agreement.

   18. Dispute Resolution.

       (a) In the event of any dispute under this Agreement, each Party will appoint a designated representative whose task will be to resolve the dispute (the "Representatives"). The Representatives will have five (5) business days to meet and discuss in good faith a resolution to the dispute. During the course of such discussions, each Party will honor the other Party's reasonable requests for relevant information, including but not limited to providing copies of relevant documents. The specified format for such discussions will be left to the discretion of the Representatives, but may include the preparation and delivery of statements of facts or written statements of positions.

       (b) If the Representatives are unable to resolve the dispute within such five (5) day period, the Representatives will refer the dispute to their respective CEO, President or COO (the "Managers"). Such Managers will have ten
(10) business days to meet and discuss in good faith a resolution of the dispute. If the Managers are unable to resolve the dispute within such ten
(10) day period, the Parties may elect to extend the time for such dispute resolution, or proceed in accordance with their respective rights under this Agreement or otherwise.

       (c) If the Parties are unable to resolve the dispute as set forth herein, the Parties may, upon mutual agreement, seek to resolve the dispute through mediation.

                    [Remainder of Page Intentionally Blank]

   If the foregoing correctly sets forth the agreement between BGFA and the Sub-Administrator, please so indicate by signing and returning to BGFA the enclosed copy hereof.

                                           Very truly yours,

                                           BARCLAYS GLOBAL FUND ADVISORS

                                           By:
                                                  -----------------------------
                                           Name:
                                           Title:

                                           By:
                                                  -----------------------------
                                           Name:
                                           Title:

ACCEPTED as of the date
set forth above:

STATE STREET BANK AND TRUSTCOMPANY

By:
       -------------------------------
Name:
Title:

By:
       -------------------------------
Name:
Title:

               [Signature Page to Sub-Administration Agreement]

                                  Appendix A

                         Sub-Administration Agreement

                Portfolios of Barclays Foundry Investment Trust

                    LifePath (R) Retirement Index Portfolio
                       LifePath (R) 2010 Index Portfolio
                       LifePath (R) 2020 Index Portfolio
                       LifePath (R) 2030 Index Portfolio
                       LifePath (R) 2040 Index Portfolio














Dated :
        -----------

                                    - A-1 -

                                  Appendix B

                         Sub-Administration Agreement

 Administrative Services to be Provided by State Street Bank and Trust Company
                           (the "Sub-Administrator")

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------  ------------------------
MANAGEMENT REPORTING
& TREASURY ADMINISTRATION

Monitor portfolio compliance     X   Perform tests of certain  Continuously monitor      A/C* - Provide
in accordance with the               specific portfolio        portfolio activity and    consultation as needed
current Registration                 activities against        Portfolio operations in   on compliance issues.
Statement.                           compliance checklists     conjunction with Act,
                                     designed from provisions  Registration Statement
Frequency: Daily                     of the Registration       and any other applicable
                                     Statement. Follow-up on   Laws and regulations.
                                     potential violations.     Monitor testing results
                                                               and approve resolution
                                                               of compliance issues.

Provide compliance summary       X   Provide a report of       Review report.            A/C - Provide
package.                             compliance testing                                  consultation as needed.
                                     results.
Frequency: Bi-Monthly


Perform asset diversification    X   Perform asset             Continuously monitor      A - Provide consultation
testing to establish                 diversification tests at  portfolio activity in     as needed in
qualification as a RIC.              each tax quarter end.     conjunction with IRS      establishing positions
                                     Follow-up on issues.      requirements. Review      to be taken in tax
Frequency: Quarterly                                           test results and take     treatment of particular
                                                               any necessary action.     issues. Review quarter
                                                               Approve tax positions     end tests on a current
                                                               taken.                    basis


Perform qualifying income        X   Perform qualifying        Continuously monitor      A- Consult as needed on
testing to establish                 income testing (on book   portfolio activity in     tax accounting positions
qualification as a RIC.              basis income, unless      conjunction with IRS      to be taken. Review in
                                     material differences are  requirements. Review      conjunction with
Frequency: Quarterly                 anticipated) on           test results and take     year-end audit.
                                     quarterly basis and as    any necessary action.
                                     may otherwise be          Approve tax positions
                                     necessary. Follow-up on   taken.
                                     issues.

--------
* BGFA may request that services with the notation "A" be provided by Trust auditors and that those with the notation "C" be provided by Trust legal counsel.

                                    - B-1 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------- ------------------------
Monitor the Portfolios'          X   Monitor actual expenses   Provide asset level       C/A - Provide
expense budget.                      updating budgets/         projections quarterly.    consultation as
                                     expense accruals.         Provide vendor            requested.
Frequency: Quarterly                                           information as
                                                               necessary. Review
                                                               expense analysis and
                                                               approve budget revisions.

Prepare the Portfolios'          X   Prepare expense budget.   Provide asset level
annual expense budget.               Notify fund accounting    projections and vendor
Establish daily accruals.            of new accrual rates.     fee information. Approve
                                                               expense budget.
Frequency: Annually

Receive and coordinate           X   Propose allocations of    Approve invoices and
payment of Portfolio expenses.       invoices among            allocations of payments.
                                     Portfolios and obtain     Send invoices to
Frequency: As often as               authorized approval to    Sub-Administrator in a
necessary                            process payment.          timely manner.

Calculate periodic dividend      X   Calculate amounts         Establish and maintain    C - Review dividend
rates to be declared in              available for             dividend and              resolutions in
accordance with management           distribution. Coordinate  distribution policies.    conjunction with Board
guidelines.                          review by management      Approve distribution      approval.
                                     and/or auditors. Notify   rates per share and       A - Review and concur
Frequency: According to              fund accounting, custody  aggregate amounts.        with proposed
dividend policy                      and transfer agent of     Obtain Board approval     distributions
                                     authorized dividend       when required.
                                     rates in accordance with
                                     Board approved policy.
                                     (Report dividends to
                                     Board as required.)
                                     Deliver dividend rates
                                     via file to BGFA ftp
                                     site.

Review the multi-class           X   Calculate dividends in    Review and approve        C/A - Review and approve
dividend calculation                 accordance with           dividend calculation      dividend calculation
procedures. Calculate                methodology for each      methodologies for each    methodology for each
periodic dividend rates to be        class to ensure           class. Approve            class of shares. Provide
declared in accordance with          consistency with Rule     distribution rates per    consultation as
management guidelines.               18f-3 and the private     share and aggregate       requested.
                                     letter ruling or          amounts. Obtain Board
Frequency: According to              published ruling.         approval when required.
dividend policy                      Calculate amounts
                                     available for
                                     distribution. Coordinate
                                     review by management and
                                     auditors. Notify custody
                                     and transfer agent of
                                     authorized dividend
                                     rates in accordance with
                                     Board approved policy.
                                     Report dividends to
                                     Board as required.


                                    - B-2 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------  ------------------------
Calculate total return           X   Provide SEC total return  Review total return
information on Portfolios as         calculations via file to  information.
defined in the current               BGFA ftp site.
Registration Statement.

Frequency: Monthly

Calculate gross returns (SEC     X   Provide gross return      Review gross return
returns grossed up for               calculations.             information.
expenses)

Frequency: Monthly

Calculate returns for            X   Provide index return      Review index return
appropriate broad-based              calculations.             information.
securities market index (as
defined in Instruction 5 to
Item 22(b)(7) of Form N-1A,
for any Portfolio, as may
from time to time be
requested by BGFA

Frequency: No more frequently
than monthly

Prepare responses to major       X   Prepare, coordinate as    Identify the services to
industry questionnaires.             necessary, and submit     which the Funds report.
                                     responses to the          Provide information as
Frequency: As often as               appropriate agency.       requested.
necessary

Prepare Independent Trustee      X   N/A                       Summarize amounts paid
Form 1099-Misc.                                                to trustees during the
                                                               calendar year. Prepare
Frequency: Annually                                            and mail Form 1099-Misc.

FINANCIAL REPORTING

Prepare financial information    X   Prepare selected          Review financial
for presentation to Trust            portfolio and financial   information.
management and Board of              information for
Trustees.                            inclusion in Board
                                     material.
Frequency: Quarterly



                                    - B-3 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------  ------------------------
Coordinate the annual audit      X   Coordinate the creation   Provide past financial    A - Perform audit and
and semi-annual preparation          of templates reflecting   statements and other      issue opinion on annual
and printing of financial            client-selected           information required to   financial statements.
statements and notes with            standardized appearance   create templates,
management, fund accounting          and text of financial     including report style    A/C - Review reports.
and the Portfolio auditors.          statements and            and graphics. Approve
                                     footnotes. Draft and      format and text as
Frequency: Annually/                 manage production cycle.  standard. Approve
semi-annually                        Coordinate with the       production cycle and
                                     Sub-Administrator fund    assist in managing to
                                     accounting the            the cycle. Coordinate
                                     electronic receipt of     review and approval by
                                     portfolio and general     portfolio managers of
                                     ledger information.       portfolio listings to be
                                     Assist in resolution of   included in financial
                                     accounting issues. Using  statements. Prepare
                                     templates, draft          appropriate management
                                     financial statements,     letter and coordinate
                                     coordinate auditor and    production of Management
                                     management review, and    Discussion and Analysis.
                                     clear comments.           Review and approve
                                     Coordinate printing of    entire report. Make
                                     reports and EDGAR         appropriate
                                     conversion with outside   representations in
                                     printer and filing with   conjunction with audit.
                                     the SEC via EDGAR.

LEGAL

Prepare agenda and Board         X   Maintain annual calendar  Review and approve board  C - Review agenda,
materials for quarterly Board        of required quarterly     materials and board and   resolutions, board
meetings.                            and annual approvals.     committee meeting         material and board and
                                     Prepare agenda,           minutes.                  committee meeting
Frequency: Quarterly                 resolutions and other                               minutes. Ensure Board
                                     Board materials for                                 material contains all
                                     quarterly Board                                     required information
                                     meetings. Prepare                                   that the Board must
                                     supporting information                              review and/or approve to
                                     and materials when                                  perform their duties as
                                     necessary. Assemble,                                Trustees.
                                     check and distribute
                                     books in advance of
                                     meeting. Attend Board
                                     and committee meetings
                                     and prepare minutes.


                                    - B-4 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------- -------------------------
Prepare and file Form N-SAR.     X   Prepare form for filing.  Provide appropriate       C - Review initial
                                     Obtain any necessary      responses. Review and     filing.
Frequency: Semi-annually             supporting documents.     authorize filing.         A - Provide annual audit
                                     File with SEC via EDGAR.                            internal control letter
                                                                                         to accompany the annual
                                                                                         filing.

Prepare amendments to            X   Prepare and coordinate    Review and approve.       C - Review and approve
Registration Statement.              the filing of                                       filings.
                                     post-effective                                      A/C - Provide consents
Frequency: Annual update             amendments. Coordinate                              as appropriate.
(includes updating financial         with outside printers
highlights, expense tables,          the Edgar conversion,
ratios)                              filing with the SEC and
                                     printing of Registration
                                     Statement.

Prepare Registration             X   Prepare Registration      Review and approve.       C - Review and approve
Statement supplements.               Statement supplements.                              filings.
                                     File with the SEC via                               A/C - Provide consents
Frequency: As often as               EDGAR. Coordinate                                   as appropriate.
required                             printing of supplements.

Preparation and filing of        X   Accumulate capital stock  Review and approve        C - Approve 24f-2 Notice.
24f-2 Notice.                        information and draft     filing.                   A - Review informally
                                     Form 24f-2 Notice. File                             when requested
Frequency: Annually                  approved Form with SEC
                                     via EDGAR.


Proxy Material/Shareholder       X   Prepare drafts of proxy   Review and approve proxy. C - Review and approve
Meetings                             material for review,                                proxy.
                                     file materials or
Frequency: As needed                 coordinate filing with
                                     SEC and coordinate
                                     printing. Assist proxy
                                     solicitation firm and
                                     prepare scripts. Attend
                                     meeting and prepare
                                     minutes.

Assist in updating of            X   Make filing of fidelity   Obtain required fidelity
fidelity bond insurance              bond insurance material   bond insurance coverage.
coverage.                            with the SEC in           Monitor level of
                                     accordance with Rule      fidelity bond insurance
Frequency: Annually                  17g-1 under the Act.      maintained in accordance
                                                               with required coverage.


                                    - B-5 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------- -------------------------
Respond to regulatory audits.    X   Compile and provide       Coordinate with           C - Provide consultation
                                     documentation pursuant    regulatory auditors to    as needed.
Frequency: As needed (at             to audit requests.        provide requested
least annually)                      Assist client in          documentation and
                                     resolution of audit       resolutions to inquiries.
                                     inquiries.

Maintain and preserve the        X   Maintain and preserve
"corporate" records of each          the "corporate" records
Portfolio.                           of the Trust.

Frequency: On-going

BLUE SKY

Maintain effective Blue Sky      X   Maintain records of       Identify states in which  C - Provide consultation
notification filings for             Portfolio sales for       filings are to be made.   as needed on Blue Sky
states in which Fund                 client designated states  Identify exempt           issues.
management intends to solicit        via PW Blue2 compliance   transactions to transfer  C - Provide consultation
sales of Fund shares.                system. File annual       agent for appropriate     on product and
                                     notification renewal      exclusion from blue sky   institutional exemptions.
                                     documents and annual      reporting.
                                     sales reports.
                                     File amendments to
                                     increase dollar amounts
                                     authorized for sales by
                                     Portfolio, based upon
                                     client instruction.
                                     File notifications to
                                     states for new funds
                                     and/or classes, mergers
                                     and liquidations.
                                     Provide periodic reports
                                     on state authorization
                                     amounts and sales
                                     amounts. Determine state
                                     filing requirements by
                                     using CCH Blue Sky Law
                                     Reporter, ICI memoranda
                                     and state securities
                                     commission directives
                                     (both written and oral).

File amendments to               X   File updated              Inform Sub-Administrator  C - Provide consultation
Registration Statement with          Registration Statements,  of filings prior to SEC   as needed on Blue Sky
the applicable state                 supplements thereto, and  filing.                   filing issues.
securities commissions in            annual reports to
coordination with SEC filing,        shareholders, if
if required.                         required, upon
                                     approval/authorization
Frequency: Annual updates            by client.



                                    - B-6 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------- ------------------------  ------------------------

TAX

Prepare income tax provisions.   X   Calculate investment      Provide transaction       A - Provide consultation
                                     company taxable income,   information as            as needed in
Frequency: Annually                  net tax exempt interest,  requested. Identify       establishing positions
                                     net capital gain and      Passive Foreign           to be taken in tax
                                     spillback dividend        Investment Companies      treatment of particular
                                     requirements. Identify    (PFICs). Approve tax      issues. Perform review
                                     book-tax accounting       accounting positions to   in conjunction with the
                                     differences. Track        be taken. Approve         year-end audit.
                                     required information      provisions.
                                     relating to accounting
                                     differences.

Calculate excise tax             X   Calculate required        Provide transaction       A - Provide consultation
distributions                        distributions to avoid    information as            as needed in
                                     imposition of excise tax. requested. Identify       establishing positions
Frequency: Annually                      .  Calculate capital  PFICs. Approve tax        to be taken in tax
                                            gain net income    accounting positions to   treatment of particular
                                            and foreign        be taken. Review and      issues. Review and
                                            currency           approve all income and    concur with proposed
                                            gain/loss through  distribution              distributions per share.
                                            October 31.        calculations, including
                                                               projected income and
                                         .  Calculate          dividend shares. Approve
                                            ordinary income    distribution rates per
                                            and distributions  share and aggregate
                                            through a          amounts. Obtain Board
                                            specified cut off  approval when required.
                                            date.

                                         .  Project ordinary
                                            income from cut
                                            off date to
                                            December 31.

                                         .  Ascertain
                                            dividend shares.

                                     Identify book-tax
                                     accounting differences.
                                     Track required
                                     information relating to
                                     accounting differences.
                                     Coordinate review by
                                     management and Portfolio
                                     auditors. Notify custody
                                     and transfer agent of
                                     authorized dividend
                                     rates in accordance with
                                     Board approved policy.
                                     Report dividends to
                                     Board as required.


                                    - B-7 -

                                     Administrative Services                             Administrative Services
                                        to be provided by        Barclays Global Fund     not to be provided by
Function                       Trust    Sub-Administrator         Advisors ("BGFA")         Sub-Administrator
--------                       ----- ------------------------  ------------------------  ------------------------
Prepare tax returns              X   Prepare excise and RIC    Review and sign tax       A - Review and sign tax
                                     tax returns for           return.                   return as preparer.
Frequency: Annually                  Portfolios. Review tax
                                     returns and coordinate
                                     signature thereof with a
                                     Portfolio officer.


Prepare Form 1099                X   Obtain yearly             Review and approve
                                     distribution              information provided for
Frequency: Annually                  information. Calculate    Form 1099.
                                     1099 reclasses and
                                     coordinate with transfer
                                     agent.

Prepare other year-end           X   Obtain yearly income      Review and approve
tax-related disclosures              distribution              information provided.
                                     information. Calculate
Frequency: Annually                  disclosures (i.e.,
                                     dividend received
                                     deductions, foreign tax
                                     credits, tax-exempt
                                     income, income by
                                     jurisdiction) and
                                     coordinate with transfer
                                     agent.


                                    - B-8 -

                                  Appendix C
                         Sub-Administration Agreement

                          Key Performance Indicators
                               __________, 2007

     Service Category                Task                            Criteria
    -------------------  -----------------------------  ----------------------------------
1   Fund Accounting      Unit Value Accuracy            Achieve an accuracy rate of at
                                                        least 99.8%.

2   Fund Accounting      Unit Value Delivery            Achieve a timeliness rate of SLA*
                                                        plus 2 hours at rate of 98%.

3   Fund Accounting      Cash Projection Accuracy       Achieve an accuracy rate of at
                                                        least 99.7%.

4   Fund Accounting      Cash Projection Delivery       Achieve a timeliness rate of SLA
                                                        plus 1 hour at a rate of at least
                                                        99%.

5   TA                   Distributions Delivery         Distributions will be processed
                                                        into client's accounts, by Payable
                                                        Date + 2, with no more than 4
                                                        exceptions per month.

6   IT Services          SWIFT 535 and 950 messages     Achieve a timeliness rate of SLA
                         and SEI Client Holdings and    plus 3 hours with no more than 4
                         Transactions Report Delivery   exceptions per month per message
                                                        type.

7   Fund Accounting      Unit Settlement Delivery       Achieve a timeliness rate of SLA
                                                        plus 2 hours with no more than 4
                                                        exceptions per month.

8   Fund Accounting      PRV Accuracy                   Achieve an accuracy rate of at
                                                        least 99.7%.

9   Corporate Actions    Corporate Actions              Achieve SLA requirements for these
                         Notification/Processing/       activities at an accuracy rate of
                         Posting for Vaulted Assets     99%.

10  TA                   Trade Wires                    Achieve a timeliness rate of SLA+1
                                                        hour at a rate of at least 99%.

11  TA                   Trust Order Flow               Achieve a timeliness rate of SLA
                                                        plus 2 hours at a rate of at least
                                                        99%.

12  Directed Loan Ops    Securities Loan Movements      Settlement percentage of 99%.

--------
* SLA means Service Level Agreement(s).

                                    - C-1 -